Registration Statement No.333-264388
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated October 28, 2024 to the Prospectus dated May 26, 2022, the Prospectus Supplement dated May 26, 2022 and the Product Supplement dated July 22, 2022

US$200,000
Senior Medium-Term Notes, Series I
Step Down Autocallable Barrier Notes with Step Up Call Amount due November 02, 2028
Linked to the Least Performing of the shares of iShares® Russell 2000 ETF and the shares of SPDR® S&P 500® ETF Trust

•	The notes are designed for investors who are willing to forego interest payments and are seeking a return equal to the applicable Call Amount (as set forth herein under “Key Terms of the Notes”), which represents a return equal to approximately 8.40% per annum, if the closing level of each of the shares of iShares® Russell 2000 ETF and the shares of SPDR® S&P 500® ETF Trust (each, a "Reference Asset" and, collectively, the "Reference Assets") on any annual Observation Date beginning in November 2025 is greater than or equal to its Call Level (as defined below). The Call Level of each Reference Asset will be set with respect to each Observation Date, and the Call Level on any particular Observation Date may be higher or lower than the Call Level on other Observation Dates. The Call Level for each Reference Asset on each Observation Date is set forth under “Key Terms of the Notes.” Investors should be willing to have their notes automatically redeemed prior to maturity, be willing to forego any potential to participate in the appreciation of the shares of the Reference Assets, be willing to forego any interest and be willing to lose some or all of their principal at maturity.
•	Beginning on November 04, 2025, if on any Observation Date, the closing level of each Reference Asset is greater than or equal to its Call Level, the notes will be automatically redeemed. On the corresponding settlement date (the “Call Settlement Date"), investors will receive their principal amount plus the Call Amount corresponding to the applicable Observation Date. After the notes are redeemed, investors will not receive any additional payments in respect of the notes.
•	The notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically redeemed, the payment at maturity will be based on the Final Level of each Reference Asset and whether the Final Level of any Reference Asset has declined from its Initial Level to below its Trigger Level on the Valuation Date (a “Trigger Event”), as described below.
•	If the notes are not automatically redeemed and a Trigger Event has occurred, you will receive a delivery of shares of the Least Performing Reference Asset (the “Physical Delivery Amount”) or, at our election, the cash equivalent (calculated as described below, the “Cash Delivery Amount”), which will be worth less than the principal amount. Specifically, the value of any Physical Delivery Amount or Cash Delivery Amount that you receive will decrease 1% for each 1% decrease in the Level of the Least Performing Reference Asset from its Initial Level to its Final Level. Any fractional shares included in the Physical Delivery Amount will be paid in cash.
•	Investing in the notes is not equivalent to a direct investment in the Reference Assets.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:

Pricing Date:	October 28, 2024	Valuation Date:	October 30, 2028
Settlement Date:	October 31, 2024	Maturity Date:	November 02, 2028

Specific Terms of the Notes:

Autocallable Number	Reference Assets	Ticker Symbol	Initial Level	Call Amounts	Call Level*	Trigger Level*	CUSIP	Principal Amount	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
571	The shares of iShares Russell 2000 ETF	IWM	$222.46	As set forth on page 2 herein. The Call Amounts represent a return of 8.40% per annum.	As set forth on page 2 herein.	$155.72, 70.00% of its Initial Level	06369NE80	$200,000.00	100%	2.45% $4,500.00	97.55% $195,100.00
	The shares of SPDR® S&P 500 ETF Trust	SPY	$580.83			$406.58, 70.00% of its Initial Level

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” specified above reflect the aggregate amounts at the time Bank of Montreal establishes its hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may have foregone some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts was between $975.50 and $1,000 per $1,000 in principal amount. In addition, the “Agent’s Commission” also includes a structuring fee of up to 0.20% and a selling commission of up to 2.25% of the principal amount per note.

* Rounded to two decimal places.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-6 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $961.27 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Assets:	The shares of iShares® Russell 2000 ETF (ticker symbol "IWM") and the shares of SPDR® S&P 500® ETF Trust (ticker symbol "SPY"). See "The Reference Assets" below for additional information.

Underlying Index:	With respect to iShares® Russell 2000 ETF, the Russell 2000® Index, and with respect to SPDR® S&P 500® ETF Trust, the S&P 500® Index.

Automatic Redemption:	Beginning on November 04, 2025, if on any Observation Date, the closing level of each Reference Asset is greater than or equal to its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the notes.

Payment upon Automatic Redemption:	If the notes are automatically redeemed, then, on the corresponding Call Settlement Date, investors will receive their principal amount plus the applicable Call Amount.

Observation Dates, Call Settlement Dates, Call Amounts	Observation Dates	Call Amounts (per Note)	Potential Call Settlement Dates	Call Levels[2]
and Call Levels:[1,2]	November 04, 2025	$84.00	November 07, 2025	100.00% of the Initial Level
	October 28, 2026	$168.00	November 02, 2026	100.00% of the Initial Level
	October 28, 2027	$252.00	November 02, 2027	100.00% of the Initial Level
	Valuation Date	$336.00	Maturity Date	80.00% of the Initial Level
The Call Amounts represent a return of approximately 8.40% per annum.

Payment at Maturity:

If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Assets.

You will receive $1,000 for each $1,000 in principal amount of the note, unless a Trigger Event has occurred.

If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a number of shares equal to the Physical Delivery Amount (or, at our election the Cash Delivery Amount. Fractional shares will be paid in cash. The Physical Delivery Amount will be less than the principal amount of your notes, and may be zero.

Trigger Event:[2]	A Trigger Event will be deemed to occur if the Final Level of any Reference Asset is less than its Trigger Level on the Valuation Date.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change.

Percentage Change:	With respect to each Reference Asset, the quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level

Initial Level:[2]	As set forth on the cover hereof

Trigger Level:[2]	$155.72 with respect to IWM and $406.58 with respect to SPY, each of which is 70.00% of the respective Initial Level.

Final Level:	With respect to each Reference Asset, the closing level of that Reference Asset on the Valuation Date.

Pricing Date:	October 28, 2024

Settlement Date:	October 31, 2024

Valuation Date:[1]	October 30, 2028

Maturity Date:[1]	November 02, 2028

Physical Delivery Amount:[2]	The number of shares of the Least Performing Reference Asset equal to $1,000 divided by its Initial Level. Any fractional shares will be paid in cash.

Cash Delivery Amount:[2]	The amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Level of the Least Performing Reference Asset.

2

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Subject to the occurrence of a market disruption event, as described in the accompanying product supplement.

2As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes — Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)” and “— Adjustments to a Reference Asset that Is an ETF” in the product supplement for additional information.

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Additional Terms of the Notes

You should read this document together with the product supplement dated July 22, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated July 22, 2022:
https://www.sec.gov/Archives/edgar/data/927971/000121465922009102/r712220424b2.htm

Prospectus supplement dated May 26, 2022 and prospectus dated May 26, 2022:
https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not automatically redeemed, the payment at maturity will be based on the Final Level of each Reference Asset and whether a Trigger Event has occurred. If the Final Level of any Reference Asset is less than its Trigger Level, a Trigger Event will occur, and you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level. In such a case, you will receive at maturity a delivery of shares of the Reference Asset, or at our election the cash equivalent, which will be worth less than the principal amount of the notes and may be zero. Accordingly, you could lose your entire investment in the notes.
•	Your notes are subject to automatic early redemption. — We will redeem the notes if the closing level of each Reference Asset on any Observation Date is greater than or equal to its Call Level. Following an automatic redemption, you may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
•	Your return on the notes is limited to the potential Call Amount regardless of any appreciation in the value of any Reference Asset. — You will not receive a payment at maturity with a value greater than your principal amount plus the applicable Call Amount, even if the Final Level of one or more Reference Assets exceeds its Call Level by a substantial amount. Accordingly, your maximum return on the applicable notes is limited to the potential return represented by the Call Amounts.
•	Your return on the notes may be determined solely by reference to the least performing Reference Asset, even if any other Reference Assets perform better. - The notes will only be automatically redeemed if the closing level of each Reference Asset on the applicable Observation Date exceeds the applicable Call Level, even if the values of any other Reference Assets have increased significantly. Similarly, if a Trigger Event occurs with respect to any Reference Asset and the Final Level of any Reference Asset is less than its Initial Level, your payment at maturity will be determined by reference to the performance of the Least Performing Reference Asset. Even if the levels of any other Reference Assets have appreciated in value over the term of the notes, or have experienced a decline that is less than that of the Least Performing Reference Asset, your return at maturity will only be determined by reference to the performance of the Least Performing Underlying Asset if a Trigger Event occurs.
•	The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the least performing Reference Asset. - Whether the notes will be automatically redeemed and the payment at maturity if a Trigger Event occurs, will be determined only by reference to the performance of the least performing Reference Asset as of the applicable Observation Date and/or Valuation Date, regardless of the performance of any other Reference Assets. The notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket components, as scaled by the weighting of that basket component. However, in the case of the notes, the individual performance of each Reference Asset will not be combined, and the depreciation of one Reference Asset will not be mitigated by any appreciation of any other Reference Assets. Instead, wheather your notes will be automatically redeemed will depend on the value of each Reference Asset on each Observation Date, and your return at maturity will depend solely on the Final Level of the Least Performing Reference Asset if a Trigger Event occurs.
•	Any decline in the closing level of the Reference Asset from the Valuation Date to the Maturity Date will reduce the value of the Physical Delivery Amount. — If we deliver the Physical Delivery Amount on the Maturity Date instead of paying the Cash Delivery Amount, the number of shares deliverable will be determined on the Valuation Date. The market value of the Physical Delivery Amount on the Maturity Date may be less than the cash equivalent of such shares determined on the Valuation Date due to any decline in the closing level of the Reference Asset during the period between the Valuation Date and the Maturity Date. Conversely, if we pay the Cash Delivery Amount instead of delivering the Physical Delivery Amount on the Maturity Date, the Cash Delivery Amount will be determined on the Valuation Date and the payment that you receive on the Maturity Date may be less than the market value of such shares that you would have received had we instead delivered such shares due to fluctuations in their market value during the period between the Valuation Date and the Maturity Date.
•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for fixed interest payments. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
•	Higher Call Amounts or lower Trigger Levels may reflect greater expected volatility of the Reference Assets, and greater expected volatility generally indicates an increased risk of loss at maturity. — The economic terms for the notes, including the Call Amounts, Call Levels and Trigger Levels, are based, in part, on the expected volatility of the Reference Assets at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of a Reference Asset. The greater the expected volatility of the Reference Assets as of the Pricing Date, the greater the expectation is as of that date that a Trigger Event could occur and, as a consequence, an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in higher potential Call Amounts than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower Trigger Levels than those terms on otherwise comparable securities. Therefore, relatively higher potential Call Amounts may indicate an increased risk of loss. Further, relatively lower Trigger Levels may not necessarily indicate that the notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Reference Assets and the potential to lose a significant portion or all of your initial investment.

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Risks Related to the Reference Assets

•	Owning the notes is not the same as owning shares of the Reference Assets or a security directly linked to the Reference Assets. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Reference Assets or a security directly linked to the performance of the Reference Assets and held that investment for a similar period. Your notes may trade quite differently from the Reference Assets. Changes in the level of a Reference Asset may not result in comparable changes in the market value of your notes. Even if the levels of the Reference Assets increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the levels of the Reference Assets increase. In addition, any dividends or other distributions paid on a Reference Asset will not be reflected in the amount payable on the notes.
•	You will not have any shareholder rights and will have no right to receive any shares of the Reference Assets — Unless and until we choose to deliver shares of a Reference Assets at maturity, neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Reference Assets. You will have no rights with respect to any underlying securities.
•	No delivery of shares of the Reference Assets. — We may choose, in our sole discretion, whether to deliver the Physical Delivery Amount or pay the Cash Delivery Amount at maturity. You should not invest in the notes if you wish to elect whether to receive cash or shares at maturity.
•	Changes that affect an Underlying Index will affect the market value of the notes, whether the notes will be automatically redeemed, and the amount you will receive at maturity. — With respect to each Reference Asset, the policies of the applicable index sponsor concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and, therefore, could affect the share price of the Reference Asset, the amounts payable on the notes, whether the notes are automatically redeemed, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable index sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.
•	We have no affiliation with any index sponsor of any Underlying Index and will not be responsible for any index sponsor's actions. — The sponsors of the Underlying Indices are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of any index sponsor , including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to any index sponsor of any Underlying Index.
•	Adjustments to a Reference Asset could adversely affect the notes. — The sponsor and advisor of each Reference Asset is responsible for calculating and maintaining that Reference Asset. The sponsor and advisor of each Reference Asset can add, delete or substitute the stocks comprising that Reference Asset or make other methodological changes that could change the share price of the applicable Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.
•	We and our affiliates do not have any affiliation with any applicable investment advisor or any Reference Asset Issuer and are not responsible for their public disclosure of information. — The investment advisor of each Reference Asset advises the issuer of the applicable Reference Asset (each, a “Reference Asset Issuer” and, collectively, the “Reference Asset Issuers”) on various matters, including matters relating to the policies, maintenance and calculation of the applicable Reference Asset. We and our affiliates are not affiliated with the investment advisor of any Reference Asset or any Reference Asset Issuer in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to a Reference Asset. No investment advisor of a Reference Asset nor any Reference Asset Issuer is involved in the offerings of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to a Reference Asset that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about any investment advisor or any Reference Asset Issuer contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Reference Asset Issuers.
•	The correlation between the performance of a Reference Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of each Reference Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on a Reference Asset may correlate imperfectly with the return on the applicable Underlying Index.
•	The Reference Assets are subject to management risks. — The Reference Assets are subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the applicable investment advisor may invest a portion of a Reference Asset Issuer’s assets in securities not included in the relevant industry or sector but which the applicable investment advisor believes will help applicable the Reference Asset track the relevant industry or sector.
•	You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the prices of the Reference Assets or the prices of the securities held by the Reference Assets. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Assets or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Assets at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely on the views expressed by our affiliates.
Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

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Risks Relating to the iShares® Russell 2000 ETF

•	An investment in the notes is subject to risks associated in investing in stocks with a small market capitalization. — The iShares® Russell 2000 ETF invests in stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the iShares® Russell 2000 ETF may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Reference Assets or the securities held by a Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Assets and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.
•	Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.
•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Assets, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.
•	The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.
•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.
•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.
•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of the Reference Assets or securities held by the Reference Assets, futures or options relating to the Reference Assets or securities held by the Reference Assets or other derivative instruments with returns linked or related to changes in the performance on the Reference Assets or securities held by the Reference Assets. We or our affiliates may also trade in the Reference Assets, such securities, or instruments related to the Reference Assets or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes..
•	Many economic and market factors will influence the value of the notes. — In addition to the levels of the Reference Assets and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

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•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payments for a $1,000 Investment in the Notes

The following examples illustrates the hypothetical payments on a note upon an automatic call or at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of $100.00, a hypothetical Trigger Level of $70.00 (70.00% of the hypothetical Initial Level), a hypothetical Call Level of $100.00 with respect to the first through third Observation Dates (100.00% of the hypothetical Initial Level), and $80.00 with respect to the fourth Observation Date (80.00% of the Initial Level), hypothetical Call Amounts representing a return of approximately 8.40% per annum, a range of hypothetical closing levels and the effect on the payment of the notes.

The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual amount of cash or shares that you will receive will depend upon the levels of the Reference Assets on the Observation Dates and on the Valuation Date.

Hypothetical Examples of Amounts Payable Upon an Automatic Call – The following hypothetical examples illustrate how hypothetical payments are calculated upon an automatic call.

Example 1: The closing level of the Least Performing Reference Asset increases by 10.00% from the Initial Level to a closing level of $110.00 on the first Observation Date. Because the closing level of each Reference Asset on the first Observation Date is greater than its Call Level, the investor receives on the first Call Settlement Date a cash payment of $1,084.00, representing the principal amount plus the corresponding hypothetical Call Amount. After the notes are called, they will no longer remain outstanding and there will be no further payments on the notes.

Example 2: The closing level of the Least Performing Reference Asset decreases by 10.00% from the Initial Level to a closing level of $90.00 on the first Observation Date, but the closing level of the Least Performing Reference Asset increases by 10.00% from the Initial Level to a closing level of $110.00 on the second Observation Date. Because the notes are not called on the first Observation Date and the closing level of each Reference Asset on the second Observation Date is greater than its Call Level, the investor receives on the second Call Settlement Date a cash payment of $1,168.00, representing principal amount plus the corresponding hypothetical Call Amount. After the notes are called, they will no longer remain outstanding and there will be no further payments on the notes.

Example 3: The notes are not called on any of the Observation Dates prior to the final Observation Date, and the closing level of the Least Performing Reference Asset increases by 20.00% from the Initial Level to a closing level of $120.00 on the Valuation Date. Because the notes are not called on any of the preceding Observation Dates and the closing level of each Reference Asset on the Valuation Date is greater than its Call Level, the investor receives on the maturity date a cash payment of $1,336.00, representing the principal amount plus the corresponding hypothetical Call Amount.

Hypothetical Examples of Amounts Payable at Maturity – The following hypothetical examples illustrate how hypothetical payments at maturity are calculated, assuming the notes have not been automatically called.

Example 4: The closing level of the Least Performing Reference Asset decreases by 25.00% from the Initial Level to its Final Level of $75.00 on the Valuation Date. The notes are not called on any Observation Date because the closing level of at least one Reference Asset is below its Call Level on each Observation Date (including the Valuation Date). Because the Final Level of the Least Performing Reference Asset is less than its Initial Level but is greater than its Trigger Level, the investor receives at maturity, a cash payment of $1,000 per note, despite the decline in the closing level of the Least Performing Reference Asset.

Example 5: The closing level of the Least Performing Reference Asset decreases by 40.00% from the Initial Level to its Final Level of $60.00 on the Valuation Date, which is less than its Trigger Level. The notes are not called on any Observation Date because the closing level of at least one Reference Asset is below its Call Level on each Observation Date (including the Valuation Date). Because the Final Level of the Least Performing Reference Asset is less than its Initial Level as well as its Trigger Level, the investor receives at maturity, a cash payment of $600.00 per note, calculated as follows:

Principal Amount + (Principal Amount × Percentage Change of the Least Performing Reference Asset)

= $1,000 + ($1,000 x -40.00%) = $1,000 - $400.00 = $600.00

The payments shown above are entirely hypothetical; they are based on levels of the Reference Assets that may not be achieved and on assumptions that may prove to be erroneous. The actual market value of your notes at maturity or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the notes or on an investment in the securities included in any Reference Asset.

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid derivative contracts in respect of the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the accompanying product supplement under "Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as an Investment Unit Consisting of a Debt Portion and a Put Option, as a Pre-Paid Contingent Income-Bearing Derivative Contract, or as a Pre-Paid Derivative Contract—Notes Treated as a Pre-Paid Derivative Contract," which applies to the notes, except the following disclosure which supplements, and to the extent inconsistent supersedes, the discussion in the product supplement.

Under current Internal Revenue Service guidance, withholding on "dividend equivalent" payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are "delta-one" instruments. Based on our determination that the notes are not delta-one instruments, non-United States holders (as defined in the product supplement) should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page. The commission set forth on the cover page also includes a structuring fee and selling commission in the amount set forth on the cover hereof.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Assets or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

Brazil. The notes have not been, and will not be issued nor publicly placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Comissão de Valores Mobiliáros (“CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the notes in Brazil is not legal without prior registration under Law 6,385/76, and CVM applicable regulation. Documents relating to the offering of the notes, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the notes is not a public offering of securities in Brazil), nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil. Persons wishing to offer or acquire the notes within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Chile. Neither the issuer nor the notes have been registered with the Comisión Para el Mercado Financiero pursuant to Law No. 18.045, the Ley de Mercado de Valores and regulations thereunder, so they cannot be publicly offered in Chile. This pricing supplement (and the related prospectus supplement and prospectus) do not constitute an offer of, or an invitation to subscribe for or purchase, the notes in the republic of Chile, other than to individually identified buyers pursuant to a private offering within the meaning of Article 4 of the Ley de Mercado de Valores (an offer that is not addressed to the public at large or to a certain sector or specific group of the public).

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Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Hong Kong. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Please note that (1) the notes may not be offered or sold in Hong Kong by means of this document or any other document other than: (i) to “professional investors” within the meaning of Part 1 of Schedule 1 to the Securities and Futures Ordinance of Hong Kong (Cap. 571) (SFO) and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32) (CWUMPO) or which do not constitute an offer or invitation to the public for the purposes of the CWUMPO or the SFO, and (2) no person shall issue, or possess for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be assessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to such “professional investors” (as set out above).

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Panama. The notes have not been and will not be registered with the Superintendency of Securities Market of the Republic of Panama under Decree Law N°1 of July 8, 1999 (the “Panamanian Securities Act”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Act, including the private placement rule based on number 2 of Article 83 of Law Decree 1 of July 8, 1999 (or number 2 of Article 129 of the Unified Text of Law Decree 1 of July 8, 1999). The notes do not benefit from the tax incentives provided by the Panamanian Securities Act and are not subject to regulation or supervision by the Superintendency of Securities Market of the Republic of Panama.

Paraguay. The sale of the notes qualifies as a private placement pursuant to Law No. 5810/17 “Stock Market”. The notes must not be offered or sold to the public in Paraguay, except under circumstances which do not constitute a public offering in accordance with Paraguayan regulations. The notes are not and will not be registered before the Paraguayan securities supervisory body Comisión Nacional de Valores (“CNV”) the Paraguayan private stock exchange Bolsa de Valores y Productos de Asunción (“BVPASA”). The issuer is also not registered before the CNV or the BVPASA. In no case may notes not registered before the CNV be offered to the general public via mass media such as press, radio, television, or internet when such media are publicly accessible in the Republic of Paraguay, regardless of the location from where they are issued.

The privately placed notes are not registered with the National Securities Commission, and therefore do not have tax benefits and are not negotiable through the BVPASA. Privately placed securities may have less liquidity, making it difficult to sell such securities in the secondary market, which could also affect the sale price. Private securities of issuers not registered before the CNV may not have periodic financial information or audited financial statements, which could generate greater risk to the investor due to the asymmetry of information. It is the responsibility of the investor to ascertain and assess the risk assumed in the acquisition of the security.

Peru. The notes have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence (“SMV”) nor the Lima Stock Exchange Registry (“RBVL”) for their public offering in Peru under the Peruvian Capital Markets Law (Law No. 861/ Supreme Decree No. 093-2002) and the decrees and regulations thereunder. Consequently, the notes may not be offered or sold, directly or indirectly, nor may this pricing supplement or the related prospectus supplement, the prospectus or any other material relating to the notes be distributed or caused to be distributed in Peru to the general public. The notes may only be offered in a private offering under Peruvian regulation and without using mass marketing, which is defined as a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute notes to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.

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Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA")) for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

Uruguay. The sale of the notes qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The notes must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public S-31 offering or distribution under Uruguayan laws and regulations. The notes are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.

Venezuela. The notes have not been registered with the Superintendencia Nacional de Valores de Venezuela and are not being publicly offered in Venezuela. No document related to the offering of the notes, including this prospectus supplement and the accompanying prospectus, shall be interpreted to constitute an offer of securities or an offer or the rendering of any investment advice, securities brokerage, and/or banking services in Venezuela. Investors wishing to acquire the notes may use only funds located outside of Venezuela.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

•	Barbados
•	Belize
•	Bermuda
•	Bolivia
•	Colombia
•	Costa Rica
•	Ecuador
•	Guatemala
•	Honduras

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof that is set forth on the cover hereof, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date was determined based on the market conditions on the Pricing Date.

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The Reference Assets

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any Reference Asset Issuer and the Reference Asset Issuers will have no obligations with respect to the notes. This document relates only to the notes and does not relate to the shares of the Reference Assets or any securities included in any Underlying Index. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Reference Assets in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading price of the shares of the Reference Assets, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Assets could affect the price of the shares of the Reference Assets on each Coupon Observation Date, each Observation Date and on the Valuation Date, and therefore could affect the payments on the notes.

The selection of a Reference Asset is not a recommendation to buy or sell the shares of that Reference Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Reference Assets. Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to the Reference Assets may be obtained through the SEC’s website at http://www.sec.gov.

We encourage you to review recent levels of the Reference Assets prior to making an investment decision with respect to the notes.

iShares® Russell 2000 ETF (“IWM”)

iShares® Russell 2000 ETF is listed on the NYSE Arca under the ticker symbol “IWM.” The iShares® Russell 2000 ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000 ETF. iShares Trust and BlackRock Fund Advisors have entered into an investment advisory agreement under which BlackRock Fund Advisors was appointed as the Investment Advisor for the iShares® Russell 2000 ETF.

The Russell 2000® Index

The Russell 2000® Index was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. FTSE Russell calculates and publishes the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies. The Russell 2000® Index is determined, comprised, and calculated by FTSE Russell without regard to the notes.

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades on a standard exchange in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country in which its headquarters are located unless the country is a Benefit Driven Incorporation “BDI” country. If the country in which its headquarters are located is a BDI, it will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. “N-Shares” of companies controlled by entities in mainland China are not eligible for inclusion in the Russell 2000® Index.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the “rank day” in May of each year (timetable is announced each spring) to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. FTSE Russell adds initial public offerings (IPOs) each quarter to ensure that new additions to the institutional investing opportunity set are reflected in representative indexes. A stock added during the quarterly IPO process is considered a new index addition, and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the eligibility period in order to qualify for index inclusion. If an existing index member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.

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Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies, are not eligible), blank check companies, special-purpose acquisition companies, exchange traded funds, mutual funds and limited partnerships are ineligible for inclusion. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts are not eligible for inclusion in the Russell 2000® Index.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. On the rank day of July, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other FTSE Russell indexes are determined from that set of securities. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

SPDR® S&P 500® ETF Trust (“SPY”)

The SPY seeks to provide investment results that, before fees and expenses, correspond generally to the performance of the S&P 500® Index. The SPY utilizes a “replication” investment approach in attempting to track the performance of the underlying index. The SPY typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as the underlying index. Shares of the SPY are listed on the NYSE Arca under the symbol “SPY.”

The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of this Reference Asset is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P calculates this Reference Asset by reference to the prices of the constituent stocks of this Reference Asset without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the constituent stocks of the S&P 500® Index and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to be included in the S&P 500® Index. If a constituent company of the S&P 500® Index reorganizes into a multiple share class line structure, that company will remain in the S&P 500® Index at the discretion of the S&P Index Committee in order to minimize turnover.

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The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

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Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Mayer Brown LLP, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated herein, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed above. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank of Montreal and other sources as to certain factual matters, all as stated in the legal opinion of Mayer Brown LLP dated May 26, 2022, which has been filed with the SEC as an exhibit to a report on Form 6-K by the Bank of Montreal on May 26, 2022.

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